UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2021

SHINECO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37776	52-2175898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1001, Building T5, DaZu Square, Daxing District, Beijing, People’s Republic of China	100022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (+86) 10-87227366

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TYHT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Guocong Zhou

On May 5, 2021, Mr. Guocong Zhou notified Shineco, Inc. (the “Company”) of his resignation as Chief Executive Officer of the Company, effective May 5, 2021. Mr. Zhou’s resignation was due to personal reasons and not due to any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

Appointment of Ms. Ou Yang

To fill in the vacancy created by Mr. Zhou’s resignation and considering the business development needs of the Company, on May 6, 2021, the Nominating Committee of the board of directors recommended, and the board of directors appointed Ms. Ou Yang as Chief Executive Officer of the Company.

Ms. Ou Yang, age 38, has served as a partner of Wuhan Sinopharm Optical Valley Capital Management Co., Ltd., a subsidiary of China National Pharmaceutical Group Corporation and an equity investment institution focusing on the medical and healthcare field, since January 2020 and has been responsible for the investment and post-investment management of the funds managed by the company. From May 2014 to December 2019, Ms. Yang worked at multiple fund management companies and investment companies under Northeast Securities Co., Ltd (SHE: 000686), in various roles, including general manager, deputy general manager, director, and member of investment committee, and was in charge of or participated in the investment of buyout funds in the United States and Europe. Ms. Yang obtained her bachelor’s degree and master’s degree in Finance from Jilin University School of Economics in 2006 and 2008, respectively.

On May 6, 2021, the Company and Ms. Yang entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Ms. Yang will be compensated at a rate of $120,000 per annum, paid in periodic instalments in accordance with the company’s regular payroll practices commencing on the date hereof, subject to annual review and approval of Compensation Committee of the Board of directors. The Employment Agreement provides for an initial term of employment of 12 months and shall automatically renew unless it is earlier terminated by the Company or Ms. Yang. The Company may terminate the Employment Agreement (i) at any time for cause or (ii) with 30 days’ written notice without cause. At any time after the initial term, Ms. Yang may terminate the Employment Agreement upon 30 days’ prior written notice to the Company. The Employment Agreement contains customary confidentiality, non-solicitation, and mutual indemnification provisions. The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

There are no family relationships between Ms. Yang and any director or executive officer of the Company. To the best knowledge of the Company, neither Ms. Yang nor any of her immediate family members is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On May 7, 2021, the Company issued a press release announcing the appointment of Ms. Yang as Chief Executive Officer, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Employment Agreement dated May 6, 2021 by and between Shineco, Inc. and Ou Yang
99.1	Press Release dated May 7, 2021

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHINECO, INC.

May 7, 2021	By:	/s/ Ou Yang
Ou Yang
Chief Executive Officer

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